Exhibit 3.4

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

KURA ONCOLOGY, INC.,

a Delaware Corporation,

WITH AND INTO

ZETA ACQUISITION CORP. III,

a Delaware corporation

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

* * * * *

Zeta Acquisition Corp. III, a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Kura Oncology, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of Kura Oncology, Inc.:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of common stock, par value $0.0001 per share, of the Subsidiary.

THIRD: The Board of Directors of the Corporation, by resolutions duly adopted by the Board of Directors by written consent on March 6, 2015, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL which resolutions are in the following words:

“RESOLVED:	That the Name Change Merger is hereby adopted and approved in all respects;

RESOLVED:	That the terms and conditions, and the execution, delivery and performance, of the Name Change Merger Agreement and the Name Change Certificate of Merger be, and the same hereby are, adopted and approved in all respects, and the Name Change Merger, the Name Change Certificate of Merger, the other transactions contemplated by the Name Change Merger Agreement, and all other actions or matters necessary or appropriate to give effect to the foregoing be, and the same hereby are, adopted and approved in all respects; and that the Authorized Officers be, and each of them acting singly hereby is, authorized, empowered and directed, for and on behalf of the Corporation and in its name, to execute, acknowledge and deliver the Name Change Merger Agreement and the Name Change Certificate of Merger, such execution and delivery to be conclusive evidence that such Name Change Merger Agreement and the Name Change Certificate of Merger so executed and delivered, and the transactions contemplated thereby, are authorized by this resolution;

RESOLVED:	That the Authorized Officers be, and each of them hereby is, authorized to execute and deliver any and all other documents as may be required to carry out the resolutions herein, including, but not limited to, certificates, affidavits, application, notices, and any document (including exhibits or schedules) pursuant thereto or to be delivered therewith (collectively, with the Name Change Merger Agreement and the Name Change Certificate of Merger, the “Name Change Merger Related Documents”), such approvals to be conclusively evidenced by the execution, delivery or indication thereof; and

RESOLVED:	That the Authorized Officers be, and each of them hereby is, authorized to take or cause to be taken any and all other action, including, without limitation, the execution, acknowledgement, filing, amendment and delivery of any and all papers, agreements, documents, instruments and certificates, as such officer may deem necessary or advisable to carry out and perform the obligations of the Corporation in connection with the transactions contemplated by the Name Change Merger and the Name Change Merger Related Documents including, but not limited to, any actions required in coordination with any governmental entity, and to otherwise carry out the purposes and intent of the foregoing resolutions; the performance of any such acts and the execution, acknowledgement, filing and delivery by such officer of any such papers, agreements, documents, instruments and certificates shall conclusively evidence their authority therefor.”

Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

FOURTH: The Corporation shall be the surviving corporation.

FIFTH: The Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that the text of paragraph 1 thereof shall be deleted in its entirety and replaced by substituting in lieu of said paragraph 1 the following new paragraph 1 as follows:

“1. The name of the corporation is Kura Oncology, Inc. (the “Corporation”).”

SIXTH: That the Merger shall be effective upon filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 6th day of March, 2015.

ZETA ACQUISITION CORP. III

By:	/s/ Troy E. Wilson
Name:	Troy E. Wilson, Ph.D., J.D.
Title:	President and Chief Executive Officer